Exhibit 1 Fourth Quarter and Full Year 2024 Earnings Webcast February 27, 2025

02 About projections and forward-looking statements Additional information about Vista Energy, S.A.B. de C.V., asociedadanónimabursátil decapital variable organized under the laws of Mexico (the “Company” or “Vista”) can be found in the “Investors” section on the website at www.vistaenergy.com. This presentation does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, in any jurisdiction. Securities may not be offered or sold in the United States absent registration with the U.S. Securities Exchange Commission (“SEC”), the Mexican National Securities Registry held by the Mexican National Banking and Securities Commission (“CNBV”) or an exemption from such registrations. This presentation does not contain all of the Company’s financial information. As a result, investors should read this presentation in conjunction with the Company’s consolidated financial statements and other financial information available on the Company’s website. Some of the amounts contained herein are unaudited. Rounding of amounts and percentages: Certain amounts and percentages included in this presentation have been rounded for ease of presentation. Percentage figures included in this presentation have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, certain percentage amounts in this presentation may vary from those obtained by performing the same calculations using the figures in the financial statements. In addition, certain other amounts that appear in this presentation may not sum due to rounding. This presentation contains certain metrics that do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of future performance of the Company and future results may not be comparable to past performance. No reliance should be placed for any purpose whatsoever on the information contained in this document or on its completeness. Certain information contained in this presentation has been obtained from published sources, which may not have been independently verified or audited. No representation or warranty, express or implied, is given or will be given by or on behalf of the Company, or any of its affiliates (within the meaning of Rule 405 under the U.S. Securities Act of 1933, as amended, “Affiliates”), members, directors, officers or employees or any other person (the “Related Parties”) as to the accuracy, completeness or fairness of the information or opinions contained in this presentation or any other material discussed verbally, and any reliance you place on them will be at your sole risk. Any opinions presented herein are based on general information gathered at the time of writing and are subject to change without notice. In addition, no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) is or will be accepted by the Company or any of its Related Parties in relation to such information or opinions or any other matter in connection with this presentation or its contents or otherwise arising in connection therewith. This presentation also includes certain non-IFRS (International Financial Reporting Standards) financial measures which have not been subject to a financial audit for any period. The information and opinions contained in this presentation are provided as of the date of this presentation and are subject to verification, completion and change without notice. This presentation includes “forward-looking statements” concerning the future. Words such as “believes,” “thinks,” “forecasts,” “expects,” “anticipates,” “intends,” “should,” “seeks,” “estimates,” and “future” or similar expressions are included with the intention of identifying statements about the future. For the avoidance of doubt, any projection, guidance or similar estimation about future results, performance or achievements is a forward-looking statement. Although the assumptions and estimates on which forward- looking statements are based are believed by our management to be reasonable and based on the best currently available information, such forward-looking statements are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. Projections related to production results as well as cost estimations – including any anticipated performance and guidance of Vista included in this presentation – are based on information as of the date of this presentation and reflect numerous assumptions including assumptions with respect to type curves for new well designs and certain frac spacing expectations, all of which are difficult to predict and many of which are beyond our control and remain subject to several risks and uncertainties. The inclusion of the projected financial information in this document should not be regarded as an indication that we or our management considered or consider the projections to be a reliable prediction of future events. As such, no representation can be made as to the attainability of projections, guidances or other estimations of future results, performance or achievements. We have not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone. Neither our management nor any of our representatives has made or makes any representation to any person regarding our future performance compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. We may or may not refer back to these projections in our future periodic reports filed or furnished under the Securities Exchange Act of 1934. These expectations and projections are subject to significant known and unknown risks and uncertainties which may cause our actual results, performance or achievements, or industry results, to be materially different from any expected or projected results, performance or achievements expressed or implied by such forward-looking statements. Many important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied in our forward looking statements, including, among other things uncertainties relating to future government concessions and exploration permits; adverse outcomes in litigation that may arise in the future; general political, economic, social, demographic and business conditions in Argentina, Mexico and in other countries in which we operate; the impact of political developments and uncertainties relating to political and economic conditions in Argentina, including the policies of the newly elected government in Argentina; significant economic or political developments in Mexico and the United States; uncertainties relating to the new administration that took office in Mexico in October 2024; changes in laws, rules, regulations and their interpretation and enforcement applicable to the Argentine and Mexican energy sectors and throughout Latin America, including changes to the regulatory environment in which we operate and changes to programs established to promote investments in the energy industry; any unexpected increases in financing costs or an inability to obtain financing and/or additional capital pursuant to attractive terms; any changes in the capital markets in general that may affect the policies or attitude in Argentina and/or Mexico, and/or Argentine and Mexican companies with respect to financings extended to or investments made in Argentina and Mexico or Argentine and Mexican companies; fines or other penalties and claims by the authorities and/or customers; any future restrictions on the ability to exchange Mexican or Argentine Pesos into foreign currencies or to transfer funds abroad; the revocation or amendment of our respective concession agreements by the granting authority; our ability to implement our capital expenditures plans or business strategy, including our ability to obtain financing when necessary and on reasonable terms; government intervention, including measures that result in changes to the Argentine and Mexican labor markets, exchange markets or tax systems; continued and/or higher rates of inflation and fluctuations in exchange rates, including the devaluation of the Mexican Peso or Argentine Peso; any force majeure events, or fluctuations or reductions in the value of Argentine public debt; changes to the demand for energy; the effects of a pandemic or epidemic and any subsequent mandatory regulatory restrictions or containment measures; environmental, health and safety regulations and industry standards that are becoming more stringent; energy markets, including the timing and extent of changes and volatility in commodity prices, and the impact of any protracted or material reduction in oil prices from historical averages; our relationship with our employees and our ability to retain key members of our senior management and key technical employees; the ability of our directors and officers to identify an adequate number of potential acquisition opportunities; our expectations with respect to the performance of our recently acquired businesses; our expectations for future production, costs and crude oil prices used in our projections; uncertainties inherent in making estimates of our oil and gas reserves, including recently discovered oil and gas reserves; increased market competition in the energy sectors in Argentina and Mexico; potential changes in regulation and free trade agreements as a result of U.S., Mexican or other Latin American political conditions; environmental regulations and internal policies to achieve global climate targets; and the ongoing conflict involving Russia and Ukraine; and more recently, the Israel-Hamas conflict. Forward looking statements speak only as of the date on which they were made, and we undertake no obligation to release publicly any updates or revisions to any forward looking statements contained herein because of new information, future events or other factors. In light of these limitations, undue reliance should not be placed on forward looking statements contained in this presentation. Further information concerning risks and uncertainties associated with these forward looking statements and Vista’s business can be found in Vista’s public disclosures filed on EDGAR(www.sec.gov) or at the web page of the Mexican Stock Exchange (www.bmv.com.mx). You should not take any statement regarding past trends or activities as a representation that such trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements. This presentation is not intended to constitute and should not be construed as investment advice. Other Information. Vista routinely publishes important information for investors in the Investor Relations support section on its website, www.vistaenergy.com. From time to time, Vista may use its website as a channel for distributing material information. Accordingly, investors should monitor Vista’s Investor Relations website, in addition to following Vista’s press releases, SEC filings, public conference calls and webcasts.

03

Robust quarterly performance; annual guidance delivered

Q4 2024 HIGHLIGHTS

Production [1]
85.3 Mboe/d
51% y-o-y
17% q-o-q

Oil Production
73.5 Mbbl/d
52% y-o-y
16% q-o-q

Revenues
471 $MM
52% y-o-y

Lifting Cost [2]
4.7 $/boe
8% y-o-y
(1)% q-o-q

CAPEX [3]
340 $MM
60% y-o-y

Adj. EBITDA [4]
273 $MM
(5)% y-o-y

Net Income
94 $MM

Adj. Net Income [5]
22 $MM

EPS
0.98 $/sh

Adj. EPS [6]
0.23 $/sh

Free Cash Flow [7]
57 $MM
(49) $MM y-o-y
+132 $MM q-o-q

Net Leverage Ratio [8]
0.63 x
35% y-o-y
(4)% q-o-q

(1) Includes natural gas liquids (NGL) and excludes flared gas, injected gas and gas consumed in operations
(2) Lifting cost includes production, transportation, treatment and field support services; excludes crude oil stock fluctuation, depreciation and amortization, royalties and others, direct taxes, commercial, exploration, G&A costs and Other non-cash costs related to the transfer of conventional assets
(3) Property, plant and equipment additions
(4) Adj. EBITDA = Profit for the period, net + Income tax (expense) / benefit + Financial income (expense), net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (reversal) of long-lived assets + other adj.
(5) Adj. net income/loss = Net (loss)/profit + Deferred income tax + Changes in fair value of warrants + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + impairment (reversal) of long-lived assets
(6) Adj. EPS = Adj. Net Income divided by weighted average number of ordinary shares
(7) Free cash flow = Operating activities cash flow + Investing activities cash flow
(8) Net leverage ratio = LTM Adj. EBITDA / Net financial debt

VISTA
ENERGY FOR TOMORROW

04 Strong interannual and sequential production growth (1) TOTAL PRODUCTION OIL PRODUCTION NATURAL GAS PRODUCTION Mboe/d Mbbl/d MMm3/d +51% +52% +52% +17% +27% 1.81 +16% 85.3 72.8 1.42 73.5 63.5 1.19 56.4 48.5 Q4-23 Q3-24 Q4-24 Q4-23 Q3-24 Q4-24 Q4-23 Q3-24 Q4-24 ▪ Recorded 17% sequential production growth, driven by the tie-in of 25 wells between mid-August and early December 2024 ▪ Interannual production growth reflects strong performance of shale oil development and activity ramp-up, having tied-in 50 new wells during 2024 (2) ▪ Continued solid well productivity, with new wells performing in line with BPO type curve (1) Includes oil, gas and LPG production. LPG production in Q4 2024 totaled 432 boe/d, compared to 414 boe/d in Q3 2024 and 409 boe/d in Q4 2023 (2) EUR: 1.52 MMboe, based on a lateral length of 2,800 meters and 47 completion stages per well

05 Revenue growth above 50% y-o-y (1) REVENUES AVG. REALIZED OIL PRICE AVG. REALIZED NATURAL GAS PRICE $MM $/bbl $/MMBtu +52% +3% 471.3 68.4 462.4 67.1 67.8 3.8 309.2 2.3 2.2 Q4-23 Q3-24 Q4-24 Q4-23 Q3-24 Q4-24 Q4-23 Q3-24 Q4-24 % of export in 52% 54% 55% total revenues Oil exports 2.0 3.5 3.6▪ Sequential reduction in realized oil ▪ Exported 9% of total gas volumes (MMbbl) prices driven by softer Brent at 6.5 $/MMBtu ▪ 73% of oil sales volumes sold at ▪ Sequential decrease in prices ▪ Strong increase y-o-y, driven by export parity prices mainly driven by seasonality 52% boost in oil production ▪ 2% sequential increase impacted by normalization of oil inventories and linepack required for the Oldelval expansion pipeline (1) Revenues include export duties: 19.3 $MM in Q4-24, 18.8 $MM in Q3-24 and 12.4 $MM Q4-23

06

Low cost, fully-focused shale oil producer

LIFTING COST (1)


$MM
+64%
22.3
31.6
36.6
Q4-23
Q3-24
Q4-24

LIFTING COST PER BOE (1)(2)


$/boe
+8%
4.3
4.7
4.7
56.4
72.8
85.3
Q4-23
Q3-24
Q4-24
Lifting cost per boe
Total production (Mboe/d)

- Interannual increase driven by inflation in US Dollars impacting Argentine peso-denominated contracts and a ramp-up in oilfield expenditures to accommodate our production growth, partially offset by the dilution of fixed costs as we continue gaining scale

(1) Lifting cost includes production, transportation, treatment and field support services; excludes crude stock fluctuations, depreciation and amortization, royalties and others, direct taxes, commercial, exploration, G&A costs and Other non-cash costs related to the transfer of conventional assets

(2) Lifting cost is shown as Operating costs in our Consolidated statements of profit or loss. Lifting cost per boe = Operating costs / Total production. Lifting cost for Q4-24 (4.7 $/boe) = Operating costs (36.6 $MM) / Total production (7.8 MMboe)

VISTA
ENERGY FOR TOMORROW

07

Adj. EBITDA in line with annual guidance

ADJ. EBITDA [1]


$MM
(5)%
288.1
310.2
273.3
+27%
Q4-23
Q3-24
Q4-24
Adj. EBITDA
Difference in Gains from exports increase program, net between Q4-23 and Q4-24

ADJ. EBITDA MARGIN [2]


%
(16)p.p.
73%
65%
57%
67.8
68.4
67.1
Q4-23
Q3-24
Q4-24
Adj. EBITDA margin
Realized crude oil price ($/bbl)

ADJ. EBITDA [1]


$MM
+25%
871
1,092
2023
2024

- Adj. EBITDA decreased 12% sequentially mainly driven by lower sales due to the normalization of oil inventories and temporary trucking expenses
- Q4-23 Adj. EBITDA included 81 $MM, accounted for as Other operating income, corresponding to the repatriation of 27% of export proceeds at the blue-chip swap FX, compared to 9 $MM in Q4-24. Excluding this effect, Adj. EBITDA expanded 27% on an interannual basis

Continuous delivery of quarterly Adj. EBITDA leads to a full year Adj. EBITDA of 1.1 $Bn, in line with 2024 guidance

(1) Adj. EBITDA = Profit for the period, net + Income tax (expense) / benefit + Financial income (expense), net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (reversal) of long-lived assets + other adj.
(2) Adj. EBITDA Margin = Adj. EBITDA / (Total Revenues + Gain from exports increase program)

VISTA
ENERGY FOR TOMORROW

08

Positive free cash flow quarter

Q4 2024 CASH FLOW EVOLUTION (1)

$MM


256
369
(312)
451
764
Beginning of period cash position
Operating activities cash flow
Investing activities cash flow
Financing activities cash flow (2)
End of period cash position

FREE CASH FLOW (3)

$MM


107
(74)
57
Q4-23
Q3-24
Q4-24

- Operating activities cash flow reflects a decrease in working capital of 133 $MM and advanced payments for midstream expansions of 27 $MM
- Cash flow used in investing activities reflects accrued capex of 340 $MM partially offset by a 34 $MM decrease in capex-related working capital
- Cash flow from financing activities was mainly driven by proceeds from borrowings of 836 $MM to finance 2025 development plan, partially offset by the repayment of borrowings of 340 $MM
- Maintained low leverage ratio with NLR at 0.63x Adj. EBITDA (4)

(1) Cash is defined as Cash, bank balances and other short-term investments
(2) For the purpose of this graph, Cash flow from financing activities is the sum of: (i) Cash flow generated by financing activities for 447.7 $MM; (ii) effect of exposure to changes in the foreign currency rate of cash and cash equivalents and other financial results for 1.8 $MM; and (iii) the variation in Government bonds for 1.7 $MM
(3) Free cash flow = Operating activities cash flow + Investing activities cash flow
(4) Net leverage ratio = LTM Adj. EBITDA / Net financial debt

09

Full year 2024 highlights



Increased P1 reserves	**P1 RESERVES** **375** MMboe 18% y-o-y	**TOTAL RRR** **323**%
Delivered solid operating performance	**PRODUCTION** **69.7** Mboe/d +36% y-o-y	**LIFTING COST** [1] **4.6** $/boe (10)% y-o-y
Progressed in sustainability metrics	**GHGE INTENSITY** [2] **8.8** kgCO_2e/boe (44)% y-o-y	**TRIR** [3] **0.6** Below 1.0 for the fifth consecutive year
Delivered robust total shareholder returns	**Adj. EBITDA** [4] **1.1** $Bn +25% y-o-y	**STOCK PRICE PERFORMANCE** **+83**% From December 29, 2023, to December 31, 2024

(1) Lifting cost includes production, transportation, treatment and field support services; excludes crude stock fluctuations, depreciation and amortization, royalties and others, direct taxes, commercial, exploration, G&A costs and Other non-cash costs related to the transfer of conventional assets
(2) Scope 1 & 2 GHG emissions
(3) TRIR (Total recordable injury rate): Number of recordable incidents x 1,000,000 / total number of hours worked
(4) Adj. EBITDA = Profit for the period, net + Income tax (expense) / benefit + Financial income (expense), net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (reversal) of long-lived assets + other adj.

VISTA
ENERGY FOR TOMORROW

10

Recorded a Reserves Replacement Ratio of 323%

Proved reserves as of December 31, 2024 (1)


MMboe
318.5
(25.5)
82.2
375.2
YE-23
Production
Net Additions (2)
YE-24

Key drivers

- Added 52 new well locations in Bajada del Palo Oeste, 34 in Bajada del Palo Este, 15 in Aguada Federal and 2 in Aguila Mora, resulting in a total of **400 booked P1 well locations**

Proved reserves breakdown

In MMboe	Oil (3)	Gas	Total
Core devolpment hub:			
Bajada del Palo Oeste	206.6	35.6	**242.3**
Bajada del Palo Este	67.5	5.8	**73.4**
Aguada Federal	38.7	6.4	**45.1**
Other blocks (4)	9.7	4.8	**14.5**
Total	**322.6**	**52.7**	**375.2**

TOTAL RRR	OIL RRR	RESERVES LIFE
323%	339%	14.7 years

Certified present value at 10% attributable to Vista's interest in P1 reserves of 4.0 $Bn (5)

(1) Proved reserves were certified by DeGolyer & MacNaughton, under SEC methodology. 1 cubic meter of oil = 6.2898 barrels of oil; 1,000 cubic meters of gas = 6.2898 barrels of oil equivalent
(2) Net additions are calculated as the difference between: (i) YE 2024 proved reserves and (ii) YE 2023 proved reserves minus 2024 total production
(3) Includes crude oil and condensate, and NGL; NGLs represent less than 1% of total reserves
(4) Includes the following blocks: Águila Mora, Acambuco, Entre Lomas Rio Negro, Entre Lomas Neuquén, Jagüel de los Machos, 25 de Mayo–Medanito Sudeste, Charco del Palenque, Jarilla Quemada and CS-01
(5) Based on reserves certification reports performed by DeGolyer & McNaughton for Argentina and Mexico, under SEC guidelines. Realized oil price assumption of 69.4 $/bbl for Argentina

VISTA
ENERGY FOR TOMORROW

11 Achieved significant operating milestones during 2024 Delivered profitable Prepared for continued growth profitable growth rd ▪ Tied-in 50 new wells during▪ Secured 3 drilling rig and nd the year, 62% above y-o-y, 2 frac set driving boost in production ▪ Upgraded oil treatment and delivery of new well plants capacity to 90 Mbbl/d and production guidance ▪ Fully funded Oldelval ▪ Increased trucking expansion, where Vista has transportation capacity to 32 Mbbl/d of firm capacity 37 Mbbl/d to ensure delivery of production ▪ Signed a firm growth plan transportation, storage, and dispatch capacity ▪ Exported 10.6 MMbbl of agreement for 50 Mbbl/d in crude oil, 49% of total oil the Vaca Muerta Sur project volumes, and equivalent to 748 $MM of net revenues

12

Solid progress in our emissions reduction and NBS projects during 2024

Decarbonizing our operations

GHG EMISSIONS [(1)]

MtCO2e


(28)%
308
222
2023
2024

GHG EMISSIONS INTENSITY [(1)]

kg CO2e/boe


(44)%
15.6
8.8
2023
2024

Key decarbonization projects:

- Commissioning of electric gas compressor station
- Increased renewable energy use to 59% of our energy matrix
- Upgrades in vapor recovery units to improve reliability
- Construction of a gas pipeline from Aguada Federal to Bajada del Palo Oeste to enhance gas evacuation capacity
- Replacement of gas-powered pneumatic valves with electric and air-driven systems

NBS projects progress

aike


Forest Conservation - Salta
Completed critical facilities, baseline assessments
Implemented conservation plan
Mixed Reforestation - Formosa
Launched new project, covering 5,000 ha (320,000 trees already planted across +300 ha)
Improved Forest Management - Corrientes
Launched new project type across 412 ha in Villa Zenaida
Mixed Afforestation - Corrientes
Planted 1.5 million trees across 1,380 ha, in Villa Zenaida
Completed carbon and socio-environmental baseline assessments in Rolón Cué
Regenerative Agriculture - Buenos Aires/Cordoba/San Luis:
Added 12,600ha

(1) Scope 1 and 2 GHG emissions for our operated blocks in Argentina at 100% working interest

VISTA ENERGY FOR TOMORROW

13

Delivered superior total shareholder returns

ADJ. EBITDA [1]


$MM
In line with 2024 guidance
ADJ. EBITDA
Adj. EBITDA Margin
765
871
1,092
67%
69%
65%
2022
2023
2024

NET LEVERAGE RATIO


x Adj. EBITDA
0.40x
0.46x
0.63x
YE-22
YE-23
YE-24

SHARE PRICE PERFORMANCE [4]


Since Dec 29, 2023, to Dec 31, 2024
+83%
60
50
40
30
20
Dec-23
Feb-24
Apr-24
Jun-24
Aug-24
Oct-24
Dec-24

ROACE [2]


%
40%
39%
35% avg.
24%
2022
2023
2024

EPS & ADJ. EPS [3]


$/share
EPS
Adj. EPS
4.2
5.2
5.0
4.2
3.1
2.0
2022
2023
2024

SHARE BUY-BACK PROGRAM

Repurchased 100 $MM in shares during 2024 at an average price of 48.0 $/sh

(1) Adj. EBITDA = Profit for the period, net + Income tax (expense) / benefit + Financial income (expense), net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (reversal) of long-lived assets + other adj.

(2) Adj. EBITDA Margin = Adj. EBITDA / (Total Revenues + Gain from exports increase program)

(3) ROACE = (Adj. EBITDA – Depreciation + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets) / (Average total debt + Average total shareholders' equity). Total Debt = Current Borrowings + Non-current Borrowings + Current Lease liabilities + Non-current Lease liabilities

(4) Adj. EPS = Adj. Net Income / weighted average number of ordinary shares

(5) Source: Bloomberg

VISTA
ENERGY FOR TOMORROW

14 Closing remarks Another year delivering on annual guidance across key metrics Robust operational performance, Updated our 2025 targets, after increasing total production and securing D&C equipment and oil P1 reserves midstream capacity Significantly reduced our scope 1 and Achieved strong financial results 2 GHG emissions, and progressed and delivered superior total execution of NBS projects shareholder returns

THANKS! Q&A